Exhibit 99.1

NEOHYDRO TECHNOLOGIES CORP. TO APPLY FOR RESEARCH AND DEVELOPMENT FUNDING

CALGARY, ALBERTA – September 28, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT) has formed a wholly owned subsidiary, Green Interactive Hybrid Technologies Inc. (GIH Technologies) and has chosen Alberta as its primary location, and focus for several strategic reasons.  The last several years has seen an explosion of resource recovery activity in the oil rich province.   The resulting royalties have produced cash in the government coffers that has exceeded all expectations.  The lucrative nature of oil and gas profits has led to the government's ability and desire to make available significant funds to assist emerging and existing enterprises, to develop and expand Alberta based concepts and businesses.  Additional information on these programs can be found at: http://environment.gov.ab.ca/edu/postingopportunity.asp?oppid=13

Significantly, companies in the “green” arena are large benefactors of this distribution of wealth.  Thus, the decision was made to incorporate Green Interactive Hybrid Technologies Inc., in Calgary, Alberta.

The positive environmental and economic benefits of the company’s products open the opportunity for the company to apply for a variety of governmental grants, both provincial and federal.  These grants range from development capital at extremely favorable loan rates, to outright grant capital for development and subsequent production.  Grant capital focuses on the furthering of green concepts and applications that, now and in the future, will result in significant increase in fuel efficiency, while reducing the carbon footprint.  The high price of fossil fuel has brought to light the need for not only conservation, but also technologies that create efficiency of operation leading to direct fuel savings and decreased pollution.

The Company’s products not only provide a substantial increase in fuel economy but it is coupled with a substantial increase in horsepower and torque as an added valued benefit. This one-two punch has brought the company to the attention of industry leaders.  The ability to enhance horsepower in a vehicle’s engine, and save fuel at the same time is a tremendous dual benefit that cannot be ignored.  Furthermore, GIHS equipped vehicles significantly reduce the vehicle’s emissions.  As standards become increasingly stringent, this value will become significantly more important.

The company is fortunate to have Mr. Frank Marasco, a long time Alberta businessman on its advisory board. Mr. Marasco has a wealth of experience in dealing with the Alberta Government at all levels. Mr. Marasco is very familiar with all of the government incentive programs available to qualifying environmental companies.  The advisory board is being expanded to include value-added contributors to help grow the company.

The Company’s President and CEO, Michael R. Kulcheski has also successfully negotiated provincial government and private funding for past projects in which he was involved.  His background in finance and public markets is proven over several decades.

It is the Company’s intention to establish an R&D facility in Calgary to further the development of the company’s products and to benefit from government funding for R&D initiatives. The focus of the Company’s R&D will be to adapt the GIHS to other engine platforms, i.e. Light duty diesel trucks, stationary gas and diesel engines for the production of electricity and air compression, to aid the lucrative and demanding oil and gas arena, and marine engines, resulting in the same remarkable benefits in power, fuel economy with significant reduction in fossil fuel pollutants.

About Neohydro Technologies Corp.

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:

Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com